Free Writing Prospectus, dated March 30, 2010 (To Prospectus, dated February 10, 2009 and Prospectus Supplement, dated March 30, 2010)	Filed Pursuant to Rule 433(d) Registration Statement 333-145845

Terms & Conditions:

Issuer:	Barclays Bank PLC

Expected Issue Ratings[1]:	Aa3 (Moody’s) / AA- (S&P) / AA- (Fitch)

Status:	Senior / Unsecured / Unsubordinated

Legal Format:	SEC registered

Principal Amount:	USD 1,000,000,000

Trade Date:	30 March 2010

Settlement Date:	7 April 2010

Maturity Date:	7 April 2015

Coupon:	3.90%

Interest Payment Dates:	Semi-annually on the 7th of each April and October, commencing on 7th October 2010 and ending on the Maturity Date

Coupon Calculation:	30/360, unadjusted

Business Days:	New York, London

Benchmark Treasury:	UST 2.50% Mar 2015

Spread to Benchmark:	+130bps

Reoffer Yield:	3.901%

Issue Price:	99.995%

Underwriting Discount:	0.325 per cent

Net Proceeds:	USD 996,700,000

Sole Bookrunner:	Barclays Capital Inc.

Co-managers:	BB&T Capital Markets, a division of Scott & Stringfellow, LLC, Citigroup Global Markets Inc., Lloyds TSB Bank plc, Morgan Keegan & Company, Inc., nabSecurities, LLC, Natixis Bleichroeder LLC, SG Americas Securities, LLC, SunTrust Robinson Humphrey, Inc., UBS Securities LLC, U.S. Bancorp Investments, Inc., Wells Fargo Securities, LLC

Denominations:	USD 100,000 and integral multiples of USD 1,000 in excess thereof

ISIN/CUSIP:	US06739GBB41 / 06739G BB4

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847.

1 Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.